UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2023

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Iowa	001-31911	42-1447959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6000 Westown Parkway
West Des Moines, IA 50266
(Address of principal executive offices and zip code)

(515) 221-0002

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $1	AEL	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of 5.95% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A	AELPRA	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of 6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B	AELPRB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the merger (the “Merger”) contemplated by the previously announced Agreement and Plan of Merger, dated as of July 4, 2023 (the “Merger Agreement”), by and among American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), Brookfield Reinsurance Ltd., a Bermuda exempted company limited by shares (“Parent”), Arches Merger Sub, Inc., an Iowa corporation and a wholly owned subsidiary of Parent, and solely for the purposes set forth therein, Brookfield Asset Management Ltd., a company incorporated under the laws of the Province of British Columbia, certain employees of the Company (including certain of its named executive officers) may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Tax Provisions”). To mitigate the potential impact of the Tax Provisions on the Company and its executive officers, on December 20, 2023, in accordance with the terms of the Merger Agreement, the Compensation and Talent Management Committee of the Board of Directors of the Company (the “Committee”) approved the payment in December 2023 of certain earned incentive amounts that would otherwise have been payable in the ordinary course in the first quarter of fiscal year 2024.

Namely, the Committee approved the following actions with respect to certain employees, including the Company’s named executive officers: (1) payment in December 2023 of the annual cash incentive awards earned in respect of the 2023 fiscal year (the “2023 Bonus”) under the Company’s Short-Term Incentive Plan, as amended, that would otherwise have been payable in the first quarter of fiscal year 2024, including to Messrs. Bhalla ($3,650,000), André ($1,916,250), Hamalainen ($1,916,250) and Lorenzen ($568,960); and (2) acceleration of the vesting and settlement into December 2023 of Performance-based Restricted Stock Units (“PSUs”) awarded in February 2021 in respect of the 2021-2023 performance period based on actual performance and scheduled to vest and be settled in the first quarter of fiscal year 2024 (the “2021 PSUs”), with settlement made in cash based on (i) the number of 2021 PSUs earned based on the actual level of performance multiplied by (ii) the closing price of the Company’s common stock on December 20, 2023, including for Messrs. Bhalla (settlement in respect of 109,490 PSUs), Hamalainen (settlement in respect of 26,460 PSUs) and Lorenzen (settlement in respect of 26,884 PSUs). The 2021 PSUs that were accelerated would have otherwise vested upon consummation of the Merger, assuming it is consummated, if not earlier vested in the first quarter of fiscal year 2024 in accordance with their terms. All amounts paid in respect of the 2023 Bonuses and 2021 PSUs will be reduced by applicable tax withholdings and be subject to the terms of a Repayment Agreement, as defined and discussed below.

In connection with the actions described above, each named executive officer will enter into a 280G Mitigation and Repayment Agreement (the “Repayment Agreement”). The Repayment Agreement provides that (1) the accelerated payment of the 2023 Bonus will be subject to repayment by the applicable individual upon a resignation of employment without good reason or termination for cause (each as defined in the Repayment Agreement, and each such termination event, a “Non-Qualifying Termination”) prior to the original date of payment of the 2023 Bonus; and (2) the accelerated vesting and settlement of the 2021 PSUs will be subject to repayment by the applicable individual upon a Non-Qualifying Termination prior to the earlier of the (x) original date of vesting of the 2021 PSUs and (y) closing of the Merger.

The forgoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Repayment Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Date: December 27, 2023	By:	/s/ Axel Andre
Axel Andre
Executive Vice President and Chief Financial Officer